Exhibit 99.2

China Jo-Jo Drugstores, Inc. Appoints New Director and Audit Committee Chairperson

HANGZHOU, China--(BUSINESS WIRE)--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in Zhejiang and Shanghai, today announced the appointment of Ms. Zhimin Su to the Company’s board of directors and its audit committee as its chairperson, effective November 30, 2012. Ms. Su replaces Mr. Marc Serrio, who resigned on the same day.

Ms. Su is a highly qualified and experienced financial professional who has worked in the United States and China. Since December 2010, Ms. Su has been a senior investment manager with Go Capital Limited, a private equity investment firm in Shanghai. Ms. Su was previously a senior analyst for Caitong Securities, a Chinese state-owned securities broker in Hangzhou. Ms. Su had also worked at The Los Angeles Times, Inc. as a senior financial analyst. Ms. Su holds a master’s degree in business administration from the University of Southern California, Marshall School of Business, and is a graduate of the Central University of Finance and Economics in Beijing with a bachelor’s degree in economics.

"We are very pleased to welcome Ms. Su to our board of directors," said Dr. Lei Liu, Chairman and CEO of the Company. "With her valuable experience in corporate finance and accounting, as well as her bilingual capabilities, I am confident that she will make contributions to bolster our financial controls and corporate governance."

"We also want to thank Mr. Marc Serrio for his years of services as a director, and to wish him well on his future endeavors," continued Dr. Liu.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People's Republic of China. As of September 30, 2012, the Company had 65 retail pharmacies throughout Zhejiang Province and Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts

China Jo-Jo Drugstores, Inc.
Frank Zhao, Chief Financial Officer
561-372-5555
Frank.zhao@jojodrugstores.com